UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT:  December 13,  2004

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its charter)

OHIO	31-0455440
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

600 ALBANY STREET, DAYTON OHIO	45408
(Address of principal executive offices)	(Zip Code)

(937) 443-1000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 13, 2004, Standard Register Company (the “Company") signed an agreement to sell selected assets and transfer an estimated $9 million in selected accrued liabilities of its equipment service business to Pitney Bowes for approximately $17 million in cash.  The Company will retain and collect an estimated $3 million in equipment service business accounts receivable.  The equipment service business, which generates annual revenue of approximately $23 million, was a component of the Company’s Document and Label Solutions segment.  The sale is expected to close by December 31, 2004.  The purchase price will be adjusted based upon the value of the assets purchased and liabilities assumed as of the date of the closing relative to a pre-established target.

As part of the agreement the Company and Pitney Bowes will enter into a multi-year agreement in which the Company will operate as a sales channel for Pitney Bowes services.  The Company will receive a fee for this selling activity.  Also as part of the agreement, the Company has agreed not to compete in the hardware service business for a period of at least five years.  The Company will also provide Pitney Bowes with certain transitional services after the closing.

The Company and Pitney Bowes have no material relationship with one another other than through the agreement set forth above.

ITEM 7.01 REGULATION FD DISCLOSURE

On December 14, 2004, the Company issued a press release announcing the signing of an agreement to sell selected assets and transfer an estimated $9 million in selected accrued liabilities of its equipment service business to Pitney Bowes.  A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated December 14, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT

THE STANDARD REGISTER COMPANY

Date:  December 15, 2004

/s/ Kathryn A. Lamme

By:       Kathryn A. Lamme

Vice President, General Counsel &

Secretary